EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the 2008 Annual Report to Shareholders of Cisco Systems, Inc., which is incorporated by reference in Cisco Systems, Inc.’s Annual Report on Form 10-K for the year ended July 26, 2008. We also consent to the incorporation by reference of our report dated September 12, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 16, 2009